Exhibit 99.1

James McBurney Accepts Nomination to Standard Metals Processing, Inc. Board of Directors

NEW YORK, Jan. 27, 2015 /PRNewswire/ -- Standard Metals Processing, Inc., (OTCQB: SMPR) (the “Company”), announced today that James McBurney has accepted the Company’s nomination to join the Company’s board of directors as the lead independent director.

“We are very pleased to have Jim’s involvement as we move toward operations. His knowledge of the business, operations and financing will contribute to the Company’s success. Management plans to utilize his years of experience as a natural resource banker, corporate executive and board member to further the Company’s development and growth,” said Sharon Ullman, CEO of Standard Metals Processing, Inc.

“From time to time you find a special situation, something that presents a unique opportunity to fill a void in the market, I believe that Standard Metals Processing is in that position. There is a need for custom toll milling services aimed at mid, junior and small miners in North America which I believe the Company has the potential to provide,” said James McBurney.

Mr. McBurney has over 25 years of experience as an investment banker and executive of natural resource companies. During the course of his career, he has completed in excess of US $25 billion in M&A transactions and US $28 billion in financings.

He is currently a Director at Victoria Oil & Gas Plc (Independent Non-Executive Director, Member of Audit Committee and Member of Remuneration Committee) and Sears Canada Inc. (Non-Executive Director, Member of Audit Committee and Member of Nominating & Corporate Governance Committee).

About Standard Metals Processing, Inc.

Standard Metals Processing, Inc. is being developed as the only comprehensive custom toll milling operation in Nevada that is designed to provide entrepreneurial – mid-mines with four different independent process circuits under one roof in order to produce the greatest yields available through the extraction of precious, strategic minerals from mined material.

Forward-Looking Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements, as described in our reports filed with the Securities and Exchange Commission which are available for review at www.sec.gov, to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.